Exhibit 10.44

DATE: June 21, 2004                                                                           Andrew Tafler

Dear Andy:

Congratulations on being promoted to the position of Division President, Satcom Division.

The  following is your compensation package effective May 21, 2004:

➢	Base Salary:

    Canadian  $165,000  per year.

➢	Management Incentive Plan (MIP):

Participation in the FY04 MIP, for the first two quarters of 04 at your previous participation level, and for the last half of FY 04 at the Division President level. Currently that equates to an annual target of 50% of salary; with 50% weight based on Satcom Division performance against its established financial goals, and 50% based on Total Company performance against Company financial goals. The goals and graphs are the same as you were previously given. ( Note that the MIP is subject to Board review annually, and the rules governing the plan, as well as the potential payout are subject to Board approval each year.)

➢	Executive Car Program:

    Participation in the Company’s Executive Car Program. This entitles you to a taxable payment of Canadian $2100 per month.

➢	Retirement Plan:

-	Participation in our defined contribution plan.

➢	Executive Physical:

    Eligible to participate in the Executive Physical Program with reimbursement of up to Canadian $900 annually.

➢	Severance Agreement:

Employment with the Company will be “at will,” meaning that your employment with the Company may be terminated at any time for any reason.  As described below, however, you will be entitled to the following in the event you are terminated “without cause”:

Termination Without Cause

Guaranteed – 6 months Salary
Contingent – 6 months Salary

Termination as a result of a “Change Of Control” Event

In the event that your termination is the result of a “change in control” event, the Severance Benefits outlined below will be applicable for such a termination if it occurs at any time during a two-year period following the date of that event.

Guaranteed-12 Months Salary

Benefits

Full coverage for all available benefits at normal employee contribution rates for the duration of the severance.

MIP

100% of the award that would have otherwise been earned in the year of termination.

Car allowance

Retain through severance period

Outplacement

Full outplacement service

In order to receive the foregoing termination benefits you will be required to execute a general release in favor of CPI.

Sincerely,

Joe Caldarelli
CEO